



                                              CONSECO, INC. AND SUBSIDIARIES

                                    Computation of Ratio of Earnings to Fixed Charges,
                          Preferred Dividends and Distributions on Company-Obligated Mandatorily
                       Redeemable Preferred  Securities of Subsidiary  Trusts - Consolidated Basis
                                    for the years ended December 31, 1997, 1996 and 1995
                                                   (Dollars in millions)

                                                                           1997                  1996              1995
                                                                           ----                  ----              ----

Pretax income from operations:
    Net income                                                            $  567.3            $   252.4         $   220.4
    Add income tax expense                                                   376.6                179.8              87.0
    Add extraordinary charge on extinguishment of debt                         6.9                 26.5               2.1
    Add minority interest                                                     52.3                 34.9             109.0
                                                                          --------            ---------          --------

              Pretax income from operations                                1,003.1                493.6             418.5
                                                                          --------             --------          --------

Add fixed charges:
    Interest expense on annuities and financial products                     806.7                668.6             585.4
    Interest expense on long-term debt, including amortization               109.4                108.1             119.4
    Interest expense on investment borrowings                                 42.0                 22.0              22.2
    Other                                                                       .7                   .9               1.0
    Portion of rental(1)                                                       9.3                  8.0               6.9
                                                                          --------             --------          --------

              Fixed charges                                                  968.1                807.6             734.9
                                                                          --------             --------          --------
              Adjusted earnings                                           $1,971.2             $1,301.2          $1,153.4
                                                                          ========             ========          ========

              Ratio of earnings to fixed charges                             2.04X                1.61X             1.57X
              Ratio of earnings to fixed charges, excluding                  =====                =====             =====
                  interest on annuities and financial products               7.21X                4.55X             3.80X
                                                                             =====                =====             =====
    Fixed charges                                                         $  968.1             $  807.6          $  734.9
    Add dividends on preferred stock, including dividends
       on preferred stock of subsidiaries (divided by the rate
       of income  before minority interest and extraordinary
       charge to pretax income)                                               40.5                 62.3              36.0
                                                                          --------             --------          --------

                Adjusted fixed charges                                    $1,008.6             $  869.9          $  770.9
                                                                          ========             ========          ========
                Adjusted earnings                                         $1,971.2             $1,301.2          $1,153.4
                                                                          ========             ========          ========

                Ratio of earnings to fixed charges and preferred
                  dividends                                                  1.95X                1.50X             1.50X
                Ratio of earnings to fixed charges and  preferred            =====                =====             =====
                  dividends, excluding interest on annuities and
                  financial products                                         5.77X                3.14X             3.06X
                                                                             =====                =====             =====
    Adjusted fixed charges                                                $1,008.6             $  869.9            $770.9
    Add distributions on Company-obligated mandatorily
       redeemable preferred securities of subsidiary trusts                   75.4                  5.6               -
                                                                          --------             --------          --------

          Fixed charges                                                   $1,084.0             $  875.5          $  770.9
                                                                          ========             ========          ========
          Adjusted earnings                                               $1,971.2             $1,301.2          $1,153.4
                                                                          ========             ========          ========

              Ratio of earnings to fixed charges, preferred dividends
                and distributions on Company-obligated mandatorily
                redeemable preferred securities of subsidiary trusts         1.82X                1.49X             1.50X
              Ratio of earnings to fixed charges, preferred dividends        =====                =====             =====
                and distributions on Company-obligated mandatorily
                redeemable preferred securities of subsidiary trusts,
                excluding interest on annuities and financial products       4.20X                3.06X             3.06X
                                                                             =====                =====             =====

    (1)   Interest portion of rental is assumed to be 33 percent.